SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2006

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 10, 2006 Sterling Bank provided a Waiver, Consent and Forbearance Agreement to United Heritage Corporation, our wholly-owned subsidiary, UHC New Mexico Corporation, our largest shareholder, Lothian Oil Inc. (“Lothian”) and Lothian’s wholly-owned subsidiaries, Lothian Oil (USA) Inc. and Lothian Oil Texas I, Inc. (collectively referred to in this Current Report as the “Borrowing Parties”.) The Waiver, Consent and Forbearance Agreement related to the Amended and Restated Credit Agreement covering a reducing revolving line of credit in the amount of $20,000,000 that the Borrowing Parties signed on June 16, 2006 but which was effective as of March 31, 2006.

Lothian breached the Amended and Restated Credit Agreement by failing to meet the current ratio covenant as of September 30, 2006 and by failing to timely provide to Sterling Bank its financial statements for the periods ended March 31, 2006 and June 30, 2006. As a result of the breach, Sterling Bank was entitled to declare the reducing revolving line of credit all due and payable after providing notice to the Borrowers. Sterling Bank did not give the Borrowers notice that it was exercising its rights under the Amended and Restated Credit Agreement. Instead, pursuant to the Waiver, Consent and Forbearance Agreement, Sterling Bank waived the defaults with regard to Lothian’s failure to timely provide the financial statements and agreed to forbear from exercising its remedies under the Amended and Restated Credit Agreement with regard to the breach of the current ratio covenant. Sterling Bank also agreed that Lothian would have until December 1, 2006 to provide its financial statements for the quarter ended September 30, 2006.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1 Waiver, Consent and Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED HERITAGE CORPORATION

Dated: November 15, 2006	By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer